Exhibit 99.1

Altimmune Appoints Former Pfizer and GSK Executive Diane Jorkasky, M.D. to its Board of Directors

GAITHERSBURG, Maryland, May 12, 2020 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced the appointment of Diane Jorkasky, M.D. to its Board of Directors. With Dr. Jorkasky’s appointment, the size of the board increased to eight members.

“We are excited to welcome Diane to the Board of Directors. Her deep development experience across multiple therapeutic areas will be a tremendous asset to Altimmune”, said Vipin K. Garg, Ph.D., President and Chief Executive Officer. “We look forward to Diane’s contributions to the Board as we continue the important work of developing our liver disease and vaccine programs.”

Dr. Jorkasky added, “After careful consideration, I am pleased to join Altimmune’s Board of Directors. Altimmune is poised to have a significant impact on public health, and I look forward to working with my fellow Board Members.”

About Dr. Jorkasky

Diane K. Jorkasky, M.D. FACP is a highly regarded pharmaceutical industry executive with a broad background across research and all phases of clinical development in multiple therapeutic areas. In addition to being a member of Altimmune’s Board, Dr. Jorkasky also serves as a Director on the Board of Alzheon, Inc. Prior to her current roles, she was Chief Medical Officer and Head of Development of Complexa Inc., Chief Medical Officer of Endo Pharmaceuticals, and Chief Development and Medical Officer of Aileron Therapeutics, Inc. Her experience also includes executive positions with Pfizer as its Vice President of Global Clinical Research Operations, where she was responsible for all exploratory development, clinical pharmacology and translational medicine. Of her many accomplishments, she led Pfizer’s international Clinical Research Units which received certification by American Accreditation for Human Rights Protection Policies for their clinical research process, the first in industry or academia to achieve such a recognition. Previously, Dr. Jorkasky was Vice President of Clinical Research at SmithKline Beecham, and Chief of Nephrology at Presbyterian-Penn Medical Center in Philadelphia.

Dr. Jorkasky is a member of the Connecticut Academy of Science and Technology and has been recognized by the Connecticut Women’s Hall of Fame for her scientific leadership and mentoring of young women, as well as the Connecticut Council on Technology for her work in driving technological improvements in clinical research operations.

Dr. Jorkasky is board certified in internal medicine, nephrology and clinical pharmacology, having received her medical degree from University of Pennsylvania. She is a Woodrow Wilson Visiting Fellow, on the faculties of University of California, San Francisco and Uniformed Service of Health Sciences Medical Schools, with previous faculty appointments at Yale University and the University of Pennsylvania Schools of Medicine.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing treatments for liver disease, immune modulating therapies and vaccines. Our diverse pipeline of product candidates includes next generation peptide therapeutics for NASH (ALT-801) and chronic hepatitis B (HepTcell™), conjugated immunostimulants for the treatment of cancer (ALT-702) and intranasal vaccines (NasoVAX™, NasoShield™ and AdCOVIDTM). For more information on Altimmune, please visit www.altimmune.com.

Contacts:

Will Brown	Ashley R. Robinson
Chief Financial Officer	LifeSci Advisors, LLC
Phone: 240-654-1450	617-430-7577
wbrown@altimmune.com	arr@lifesciadvisors.com